TRAEGER ANNOUNCES SECOND QUARTER FISCAL 2021 RESULTS
PROVIDES OUTLOOK FOR FULL YEAR 2021

SALT LAKE CITY, Ut., September 9, 2021 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three-month period ended June 30, 2021.

Second Quarter FY 21 Highlights
•Total revenue grew 39.1% to $213.0 million as compared to the second quarter last year
•Gross margin of 39.1%
•Net loss of $4.9 million
•Adjusted EBITDA of $26.9 million

"We are extremely pleased and energized by the momentum in our business as we continue to disrupt the grilling industry," commented Jeremy Andrus, CEO of Traeger. "Our strong revenue growth as well as the ongoing expansion and engagement of our passionate and engaged Traegerhood community demonstrate the power of our brand and our business model."

We saw strong performance across regions and product categories. North America revenue increased 36.1% in the second quarter compared to the second quarter of 2020. Performance was driven by the productivity of our omnichannel sales strategy, the strength of our retail partnerships, and investment in top-of-funnel demand creation as we continue to drive brand awareness. We are also seeing exceptional growth in Canada as we optimize our sales and marketing strategy post the acquisition of our two Canadian distributors in late 2020. Rest of World second quarter revenue increased 163.0%, reflecting strong growth in both our direct markets and in markets managed by our third party distributors.

We continue to invest in consumer-led innovation that spans physical and digital products, and consumables. As part of our platform expansion, on July 1, 2021 we acquired Apption Labs (MEATER), a leader in smart meat thermometers. The acquisition further expands our connected cooking platform and enhances the cooking experience.

"Looking ahead, we see a significant opportunity to drive market share gains and remain committed to investing in product innovation, brand awareness, geographic expansion, and infrastructure to support long term and sustainable growth. I want to thank our team for the tremendous enthusiasm and hard work as we continue our journey forward," said Jeremy Andrus, CEO of Traeger.

Operating Results for the Second Quarter

Total revenue increased by 39.1% to $213.0 million, compared to $153.2 million in the second quarter last year, driven by strong performance across the following product categories:

•Grills increased 40.1% to $156.1 million as compared to the second quarter last year
•Consumables increased 27.8% to $41.2 million as compared to the second quarter last year
•Accessories increased 64.8% to $15.7 million as compared to the second quarter last year

Gross profit increased to $83.3 million, compared to $66.7 million in the second quarter last year. Gross profit margin was 39.1% in the second quarter, compared to 43.5% in the same period last year. The decrease in gross margin was due to increased shipping costs and appreciation of the Chinese Renminbi relative to the U.S. Dollar.

Sales and marketing expenses were $47.3 million, compared to $21.0 million in the second quarter last year. This was due to an increase in advertising to expand customer awareness and drive demand, as well as increased investments in talent across marketing, customer experience and sales. The sales and marketing expense growth also reflects an increase in consulting and third-party support services to enhance the customer experience.

General and administrative (“G&A”) expenses were $24.8 million, compared to $9.3 million in the second quarter last year. This was largely due to an increase of $10.3 million in professional services in connection with the refinancing of the Company's long-term debt, consulting services, and legal expenses. The increase was also due to higher personnel-related expenses to support growth.

Net loss was $(4.9) million in the second quarter, or a loss of $(0.05) per diluted unit, as compared to a net income of $18.9 million in the second quarter of last year, or $0.17 per diluted unit.1

Adjusted net income was $16.5 million, or $0.15 per unit as compared to adjusted net income of $27.8 million, or $0.26 per unit in the second quarter last year.2

Adjusted EBITDA was $26.9 million in the second quarter as compared to $39.3 million in the same period last year.3

Balance Sheet

Cash and cash equivalents at the end of the second quarter totaled $75.3 million, compared to $11.6 million at December 31, 2020. The cash balance at the end of the second quarter 2021 included $62.1 million provided by the refinancing of the Company's long-term debt that was used to acquire Apption Labs on July 1, 2021.

Inventory at end of the second quarter was $86.2 million, compared to $68.8 million at December 31, 2020. While strategically navigating challenges in the global supply chain, we have managed our inventory balance to a level that represents the right product mix to meet expected demand and targeted levels of safety stock.

Total principal amount outstanding under our New First Lien Term Loan Facility was $510.0 million at the end of the second quarter. On June 29, 2021, the Company refinanced its existing Credit Facilities and entered into a new First Lien Credit Agreement under which it replaced its existing first and second lien term loans. Under the terms of our new credit agreement, we lowered our cost of capital, increased the capacity on our revolving credit facility from $67.0 million to $125.0 million, and added a $50.0 million delayed draw term loan. In addition, we increased the capacity under our receivables financing agreement to $100.0 million.
1 There were no potentially dilutive securities outstanding as of June 30, 2021 and June 30, 2020.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.
3 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Long-Term Financial Outlook
"As we move forward, we will continue to make strategic investments to support the enormous growth opportunity that lies ahead for our brand. Over the long-term, we believe that our disruptive business model has the potential to deliver approximately 20% annual revenue growth and 20% adjusted EBITDA margins as we continue to execute on our strategy," commented Dominic Blosil, CFO of Traeger.

Guidance For Full Year Fiscal 20214
The current outlook reflects strong consumer demand, gross margin pressures due to global supply chain challenges, and investment in product innovation, marketing, and growth infrastructure.

•Total revenue is expected to be between $760 million and $770 million
•Adjusted EBITDA is expected to be between $103 million and $108 million

A reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to interest expense, provision for income taxes, depreciation and amortization, equity-based compensation, other (income) expense, non-routine start-up costs, non-routine legal expenses, offering related expenses, and non-routine offering expenses, all of which are adjustments to Adjusted EBITDA.

Conference Call Details
A conference call to discuss the Company's second quarter results is scheduled for September 9, 2021, at 4:30 p.m. ET. To participate, please dial (646) 904-5544 or (844) 200-6205 for international callers, conference ID 099191. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (929) 458-6194 or (866) 813-9403 for international callers, conference ID 611426. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website as https://investors.traeger.com.

About Traeger
Traeger, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, a versatile and easy to use outdoor cooking system. Traeger pellet grills use all-natural hardwood fuel to infuse food with flavorful smoke, making food taste delicious and most of all, memorable. Traeger pellet grills utilize wood-fired convection power to provide 6-in-1 versatility; owners can grill, smoke, bake, roast, braise and barbecue meals on one cooking system.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our anticipated full year fiscal 2021 results, including in respect of the impact of the recent Apption Labs acquisition. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses; our ability to manage our future growth effectively; our ability to expand into additional markets; our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers and retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; the impact of product liability and warranty claims and product recalls; the highly competitive market in which we operate; the use of social media and community ambassadors; a decline in sales of our grills; our dependence on three major retailers; the impacts of the COVID-19 pandemic on certain aspects of our business; risks associated with
4 On July 1, 2021, the Company acquired all of the equity interest of Apption Labs. Full year fiscal 2021 guidance includes the expected financial results of Apption Labs for the second half of 2021.

our international operations; our reliance on a limited number of third-party manufacturers and problems with, or loss of, our suppliers or an inability to obtain raw materials; and the ability of our stockholders to influence corporate matters. These and other important factors discussed under the caption "Risk Factors" in our Quarterly Report on Form 10-Q for the period ended June 30, 2021 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

CONTACT:

Investors:
Jean Fontana / Bruce Williams
ICR, Inc.
investor@traeger.com

Media:
ICR, Inc.
TraegerPR@icrinc.com

Traeger, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except unit amounts)

	June 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$75,252	$11,556
Accounts receivable, net	119,898	64,840
Inventories, net	86,151	68,835
Prepaid expenses and other current assets	11,084	13,776
Total current assets	292,385	159,007
Property, plant, and equipment, net	39,288	32,404
Goodwill	256,838	256,838
Intangible assets, net	523,225	539,841
Other long-term assets	7,424	1,491
Total assets	$1,119,160	$989,581
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable	$28,955	$21,673
Accrued expenses	71,883	54,697
Line of credit	8,000	—
Current portion of notes payable	3,825	3,407
Current portion of capital leases	410	296
Total current liabilities	113,073	80,073
Notes payable, net of current portion	493,434	433,605
Capital leases, net of current portion	750	536
Other non-current liabilities	341	327
Total liabilities	607,598	514,541
Commitments and contingencies—See Note 7
Member’s equity
108,724,422 Member’s capital common units authorized, issued, and outstanding at June 30, 2021 and December 31, 2020	—	—
Member’s capital	573,539	571,038
Accumulated deficit	(61,977)	(95,998)
Total member’s equity	511,562	475,040
Total liabilities and member’s equity	$1,119,160	$989,581

Traeger, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)
(in thousands, except unit and per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$213,022	$153,190	$448,595	$266,973
Cost of revenue	129,715	86,502	264,657	148,530
Gross profit	83,307	66,688	183,938	118,443
Operating expense
Sales and marketing	47,269	20,985	78,120	37,703
General and administrative	24,802	9,306	38,358	18,310
Amortization of intangible assets	8,301	8,132	16,602	16,263
Total operating expense	80,372	38,423	133,080	72,276
Income from operations	2,935	28,265	50,858	46,167
Other income (expense), net:
Interest expense	(7,877)	(9,063)	(15,689)	(18,248)
Loss on extinguishment of debt	(1,957)	—	(1,957)	—
Other income (expense)	1,996	167	1,538	(600)
Total other expense, net	(7,838)	(8,896)	(16,108)	(18,848)
Income (loss) before provision for income taxes	(4,903)	19,369	34,750	27,319
Provision for income taxes	4	516	728	547
Net income (loss)	$(4,907)	$18,853	$34,022	$26,772
Comprehensive income (loss)	$(4,907)	$18,853	$34,022	$26,772
Net income (loss) attributable to common unit holders	$(4,907)	$18,853	$34,022	$26,772
Net income (loss) per unit, basic and diluted	$(0.05)	$0.17	$0.31	$0.25
Weighted-average number of units outstanding, basic and diluted	108,724,422	108,724,422	108,724,422	108,724,422

Traeger, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$34,022	$26,772
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	4,497	3,326
Amortization of intangible assets	16,942	16,593
Amortization of deferred financing costs	1,373	1,344
Loss on disposal of property, plant and equipment	51	50
Loss on extinguishment of debt	1,957	—
Equity-based compensation expense	2,501	1,254
Bad debt expense	107	—
Unrealized loss on derivative contracts	4,112	111
Change in operating assets and liabilities:
Accounts receivable	(55,165)	(57,184)
Inventories, net	(17,316)	5,782
Prepaid expenses and other current assets	(1,420)	(1,908)
Other long-term assets	(279)	—
Accounts payable and accrued expenses	24,798	16,398
Deferred rent	13	34
Net cash provided by operating activities	16,194	12,572
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(11,248)	(5,427)
Acquisition of subsidiaries	—	(200)
Capitalization of patent costs	(327)	(250)
Proceeds from notes receivable	—	21
Net cash used in investing activities	(11,575)	(5,856)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on line of credit	65,000	57,000
Repayments on line of credit	(57,000)	(50,000)
Proceeds from long-term debt	510,000	—
Payment of deferred financing costs	(8,478)	(339)
Repayments of long-term debt	(446,355)	(1,704)
Principal payments on capital lease obligations	(184)	(154)
Payment of deferred offering costs	(3,906)	—
Net cash provided by financing activities	59,077	4,803
Net increase in cash	63,696	11,519
Cash at beginning of period	11,556	7,077
CASH AT END OF PERIOD	$75,252	$18,596

Traeger, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Six Months Ended June 30,
	2021	2020
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$13,898	$12,113
Cash paid for income taxes	$874	$76
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under capital leases	$511	$257
Property, plant, and, equipment included in accounts payable	$662	$1,264

Traeger, Inc.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.

Each of Adjusted EBITDA and Adjusted Net Income is a key performance measure that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income, together with a reconciliation of net income (loss) to each such measure, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.

Each of Adjusted EBITDA and Adjusted Net Income is used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA and Adjusted Net Income help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of net income or income from continuing operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA and Adjusted Net Income has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.

Adjusted EBITDA
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude provision for income taxes, other (income) expense, interest expense, depreciation and amortization, equity-based compensation, non-routine legal expenses, non-routine start-up costs, offering related expenses, and non-routine refinancing expenses. Other (income) expense are gains (losses) on disposal of property, plant and equipment, impairments of long-term assets, and unrealized gains (losses) from derivatives. Non-routine legal expenses are primarily external legal expenses for litigation, patent and trademark defense, and legal costs related to an acquisition. Non-routine start-up costs represent investments in a new product category. Offering related expenses are primarily for legal and consulting costs incurred in connection with our IPO process. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin should be viewed as measures of operating performance that are supplements to, and not substitutes for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income (loss). The following table presents a reconciliation of net income (loss), the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted EBITDA on a consolidated basis.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in thousands)
Net income (loss)	$(4,907)	$18,853	$34,022	$26,772
Adjusted to exclude the following:
Provision for income taxes	4	516	728	547
Other (income) expense	2,538	(351)	5,886	166
Interest expense	7,877	9,063	15,689	18,248
Depreciation and amortization	10,740	10,119	21,439	19,947
Equity-based compensation	1,545	640	2,501	1,254
Non-routine legal expenses	1,512	434	2,754	976
Non-routine start-up costs	2,980	—	2,980	—
Offering related expenses	666	—	1,035	—
Non-routine refinancing expenses	3,895	—	3,895	—
Adjusted EBITDA	$26,850	$39,274	$90,929	$67,910
Revenue	213,022	153,190	448,595	266,973
Net income (loss) as a percentage of revenue	(2.3)%	12.3%	7.6%	10.0%
Adjusted EBITDA Margin	12.6%	25.6%	20.3%	25.4%

Adjusted Net Income
We calculate Adjusted Net Income as net income (loss) adjusted to exclude other (income) expense, equity-based compensation, non-routine legal expenses, amortization of acquisition intangibles, non-routine start-up costs, offering related expenses, and non-routine refinancing expenses. Amortization of acquisition intangibles includes amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC. Adjusted Net Income should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income (loss). The following table presents a reconciliation of net income (loss), the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Net Income on a consolidated basis.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in thousands)
Net income (loss)	$(4,907)	$18,853	$34,022	$26,772
Adjusted to exclude the following:
Other (income) expense	2,538	(351)	5,886	166
Equity-based compensation	1,545	640	2,501	1,254
Non-routine legal expenses	1,512	434	2,754	976
Amortization of acquisition intangibles	8,253	8,253	16,507	16,507
Non-routine start-up costs	2,980	—	2,980	—
Offering related expenses	666	—	1,035	—
Non-routine refinancing expenses	3,895	—	3,895	—
Tax impact of adjusting items	—	—	—	—
Adjusted Net Income	$16,482	$27,829	$69,580	$45,675